                           SCHEDULE 14A INFORMATION
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              IES INDUSTRIES INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                              IES INDUSTRIES INC.
- --------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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

                                      LOGO

Dear Shareholder of IES Industries Inc.:

  You are cordially invited to attend the Annual Meeting of Shareholders of IES Industries Inc. ("IES Industries") which will be held on Tuesday, May 16, 1995, at the Collins Plaza Hotel, 1200 Collins Road N.E., Cedar Rapids, Iowa, at 2:00 p.m. (Central Daylight Time).

  A map showing the location of the Annual Meeting of Shareholders is printed on the last page of this Proxy Statement.

  A notice of the meeting and a proxy/directions card are enclosed. We hope you will sign, date and return the proxy/directions card as promptly as possible in the enclosed self-addressed postage prepaid envelope. As a Shareholder, it is in your best interest, as well as helpful to your Board of Directors, that you participate in the affairs of IES Industries, whether you own a few shares or many shares.

  A copy of the Annual Report of IES Industries, including financial statements for the fiscal year ended December 31, 1994, is included in this mailing with your Proxy Statement. A report of the Annual Meeting will be mailed to all Shareholders following the meeting.

  Please let me express my appreciation for your past cooperation and I look forward to your continued interest in IES Industries.

  Whether or not you plan to attend the Annual Meeting, please promptly complete, sign, date and return the enclosed proxy/directions card in the enclosed postage prepaid envelope. You may, of course, attend the Annual Meeting and vote in person, even if you have previously returned your proxy card.

  On behalf of your Board of Directors, thank you for your continued support.

                                          Sincerely,

                                          [SIGNATURE OF LEE LIU]
                                          Lee Liu
                                          Chairman of the Board, President &
                                           Chief Executive Officer

March 20, 1995

                              IES INDUSTRIES INC.

                       --------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 16, 1995

To the Shareholders of

  IES INDUSTRIES INC.

  The Annual Meeting of the Shareholders of IES Industries Inc. ("IES Industries"), an Iowa corporation, will be held at the Collins Plaza Hotel, 1200 Collins Road N.E., Cedar Rapids, Iowa, on the 16th day of May, 1995, at the hour of 2:00 p.m. (Central Daylight Time) for the following purposes:

    1. To elect a board of twelve directors to serve until the next ensuing annual meeting or until their successors are duly elected and qualified.

    2. To amend the Long-Term Incentive Plan of 1987.

    3. To transact such other business as may properly come before the meeting or at any adjournment or adjournments thereof.

  The Board of Directors, in accordance with the Bylaws and Articles of Incorporation of IES Industries, has fixed the close of business, March 10, 1995, as the record date for the determination of Shareholders entitled to notice of and to vote at this meeting and any adjournment or adjournments thereof. Your continued interest and cooperation are greatly appreciated.

  This Notice and the Annual Report are sent to you by order of the Board of Directors.
                                     [LOGO OF SIGNATURE OF STEPHEN W. SOUTHWICK]
                                          Stephen W. Southwick,
                                          Secretary

Cedar Rapids, Iowa
March 20, 1995

  The Bylaws require that the holders of a majority of the outstanding shares of stock entitled to vote be represented in person or by proxy at the meeting to constitute a quorum for the transaction of business. Therefore, regardless of the number of shares you hold, it is important that your shares be represented at the meeting.

   PLEASE SIGN, DATE AND MAIL THE PROXY/DIRECTIONS CARD PROMPTLY IN THE SELF-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE PROMPT RETURN OF YOUR PROXY/DIRECTIONS CARD WILL SAVE THE EXPENSE INVOLVED IN FURTHER COMMUNICATION.

                              IES INDUSTRIES INC.
                                   IES TOWER
                             200 FIRST STREET S.E.
                            CEDAR RAPIDS, IOWA 52401

                                 MARCH 20, 1995

                                PROXY STATEMENT

PROXY/DIRECTIONS CARDS FOR OWNERS OF COMMON STOCK

  This Proxy Statement, the accompanying proxy/directions card and the Annual Report are being mailed on or about March 20, 1995, to each holder of record of IES Industries Inc. ("IES Industries" or the "Company") Common Stock at the close of business March 10, 1995 (the "Shareholders") and to each beneficial owner of Company Common Stock held in certain employee plans referred to below who is not otherwise a holder of record. Proxy/directions cards in the form enclosed are solicited by the Board of Directors of IES Industries for use at the Annual Meeting of Shareholders ("Annual Meeting") to be held at the Collins Plaza Hotel, 1200 Collins Road N.E., in the City of Cedar Rapids, Iowa, on May 16, 1995, at the hour of 2:00 p.m. (Central Daylight Time).

  The proxy/directions cards enclosed have imprinted thereon the number of shares of Common Stock held of record as well as shares held for the account of Shareholder participants in the IES Industries Dividend Reinvestment and Stock Purchase Plan. Proxy/directions cards for Shareholders who are employees of IES Industries and who are participants in the IES Industries Employee Stock Purchase Plan, the Dividend Reinvestment and Stock Purchase Plan or the IES Industries Bonus Stock Ownership Plan will also have imprinted thereon the number of shares held for the account of participants in that plan. Employees who are not Shareholders of record but who are participants in any of the plans will receive a proxy/directions card for shares being held for them pursuant to such plan. The number of shares imprinted on the proxy/directions cards are the number of shares to be voted in accordance with the instructions of the Shareholder or Plan participant.

  All shares of IES Industries Common Stock held for the account of participants in the IES Industries Dividend Reinvestment and Stock Purchase Plan, IES Industries Bonus Stock Ownership Plan and the IES Industries Employee Stock Purchase Plan, respectively, are held of record by IES Industries Inc., Shareholder Services Department ("the Administrator"). All shares held in such plans will be voted by the Administrator in the manner indicated by the participant's proxy/directions card. Participants in the Iowa Southern Utilities Company ("IS Utilities") Employee Stock Ownership Plan ("ESOP") will receive a proxy/directions card for shares being held for them pursuant to such plan. The number of shares imprinted on the proxy/directions card are the number of shares to be voted in accordance with the instructions of the ESOP participant. All shares of IES Industries Common Stock held for the account of participants in the ESOP are held of record by Stephen W. Southwick (Vice President, General Counsel & Secretary), as Trustee. All shares held in the ESOP will be voted by the Trustee in the manner indicated by the participant's proxy/directions card.

  Employees who are participants in the IES Industries Common Stock Fund of the IES Industries Employee Savings Plan (the "ESP") will receive a proxy/directions card from American Express Trust Company (the "ESP Trustee"), the holder of record for shares held in the ESP. The proxy/directions cards have imprinted thereon the number of shares held for the account of each participant. The number of shares imprinted on the proxy/directions card will be voted by the ESP Trustee in accordance with the instructions of the ESP participant. Shares not voted by the participants will be voted by the ESP Trustee as the Employee Savings Plan Committee directs.

  A person giving a proxy/directions card may revoke it at any time before the shares of IES Industries Common Stock that it represents are voted. Except as provided below, any Shareholder attending the meeting may, on request, vote his or her own shares even though he or she has previously sent in a proxy. Attendance at the IES Industries Annual Meeting will not in and of itself constitute a revocation of a proxy. Because the participants in the various plans described above are not the record owners of shares held in such plans, such shares may not be voted in person at the Annual Meeting by such participants. Unless revoked, the shares of IES Industries Common Stock represented by the proxy/directions cards will be voted on all matters to be acted upon at the Annual Meeting in accordance with the instructions indicated thereon. If no instructions are indicated on the proxy/directions card, such shares will be voted for the election of the nominees for director named herein and for amending the Long-Term Incentive Plan of 1987.

  Directors are elected and the Long-Term Incentive Plan of 1987 is amended by a majority of votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Except as otherwise provided in the Articles of Incorporation and the Bylaws, other items of business shall be decided by a majority vote at a meeting at which a quorum is present. Votes by proxy are voted by a proxy committee of three directors appointed by the Board of Directors. Votes are counted and certified to the Secretary by the Administrator and by inspectors of election appointed by the Administrator. Abstentions and exceptions are also counted as votes cast and certified. Broker non-votes are not voted by the proxy committee.

COST OF SOLICITATION

  The cost of soliciting proxies/directions for the Annual Meeting will be borne by IES Industries. Solicitation will be made primarily by mail. Officers, directors or employees of IES Industries may, however, solicit proxies/directions personally or by telephone or telegram without special compensation for such service.

  In addition, the Company has retained the services of D.F. King & Company to assist in the solicitation of proxies. Such firm will solicit proxies by mail, telephone, telegram and personal solicitation. For these services, D.F. King & Company will be paid a fee not in excess of $5,000 (five thousand dollars) by the Company, plus reasonable out-of-pocket costs and expenses.

  IES Industries will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy material to the beneficial owners of stock held of record by such brokers or other persons.

PURPOSES OF MEETING

  The only known business to be presented at the Annual Meeting is the election of twelve directors of IES Industries to serve until the next annual meeting or until their successors are duly elected and qualified and the amendment of the Long-Term Incentive Plan of 1987. As of the date of mailing this Proxy Statement, the Board of Directors does not know of any other business to be brought before the Annual Meeting. However, the enclosed proxy/directions card authorizes the voting of such shares on all other matters that may properly come before the meeting and it is the intention of the proxy holders to take such action in connection therewith as shall be in accordance with their best judgment.

STOCK ENTITLED TO VOTE

  On March 10, 1995, IES Industries had 28,916,656 outstanding shares of Common Stock in which all voting rights are vested.

  Each Shareholder entitled to vote upon the subject to be acted upon at the Annual Meeting and at any and all adjournments thereof is entitled to one vote, in person or by proxy, for each share of IES Industries Common Stock registered in his or her name, at the close of business on March 10, 1995.

  Shares cannot be voted at the Annual Meeting unless the record owner is present in person or represented by proxy.

            PROPOSAL NUMBER 1--NOMINATION AND ELECTION OF DIRECTORS

  Twelve directors will be elected by the Shareholders at the Annual Meeting to serve until the next annual meeting or until their respective successors have been duly elected and qualified. Eleven of the nominees have previously been elected as directors by the Shareholders. Jack R. Newman was appointed to the Board of Directors on August 2, 1994.

  In the event that any nominee should become unavailable for election, which is not now contemplated, the Board of Directors reserves discretionary authority to designate a substitute nominee. Proxies will be voted for the election of such other nominee or nominees as may be so designated by the Board of Directors.

                       NOMINEES FOR ELECTION AS DIRECTORS

                  NAME AND AGE                                      YEAR FIRST
                                                                     ELECTED A
                                                                     DIRECTOR

                C.R.S. ANDERSON, 67                                    1978

                Mr. Anderson is the retired Chairman of the Board of IES
                Industries after serving in that position following the merger of IE Industries Inc. and Iowa Southern Inc. Prior to the
                merger, Mr. Anderson was Chairman and President of Iowa
 [PHOTO         Southern Inc., and had served in various positions at Iowa
APPEARS         Southern Utilities Company since 1956. He is a past chairman
  HERE]         of the Missouri Valley Electric Association and the Iowa
                Association of Business and Industry; and a former director of IMG Bond Accumulation Fund, IMG Stock Accumulation Fund,
                Midwest Gas Association and the Iowa Business Development
                Credit Corporation. Mr. Anderson has been a director of IES
                Industries since 1991 and was first elected to the Iowa
                Southern Utilities Company board in 1978. Mr. Anderson serves on the Executive Committee and chairs the Audit Committee.

                J. WAYNE BEVIS, 60                                     1987

                Mr. Bevis is Vice Chairman and Chief Executive Officer of
                Pella Corporation, a window and door manufacturing company in
                Pella, Iowa. He has served in various positions at Pella
 [PHOTO         Corporation since 1973. Mr. Bevis is Chairman of several Pella
APPEARS         Corporation subsidiaries and a member of the Policy Advisory
  HERE]         Board of the Joint Center of Housing Studies of Harvard
                University and the University of Iowa College of Business
                Board of Visitors. He is a member and past chairman of the Iowa Business Council. Mr. Bevis has been a director of IES
                Industries since 1991 and was first elected to the IE
                Industries Inc. board in 1987. Mr. Bevis serves on the Audit
                Committee.

                GEORGE DALY, 54                                        1988

                Dr. Daly is Dean of the Leonard Stern School of Business, New
                York University, New York, New York. Dr. Daly was Dean of the
 [PHOTO         College of Business Administration at the University of Iowa,
APPEARS         Iowa City, Iowa from July 1983 to July 1993. He has published
  HERE]         a variety of academic journals and authored several books. Dr.
                Daly has been active in government policymaking and formerly held posts with federal governmental agencies. He has been a director of the Company since 1991 and was first elected to the IE Industries Inc. board in 1988. Dr. Daly serves on the Compensation Committee.

                BLAKE O. FISHER, JR., 50                               1991

                Mr. Fisher has served as Executive Vice President & Chief
                Financial Officer of the Company since January 1991. He was appointed President, Chief Operating Officer & Chief Financial
                Officer of IES Utilities Inc. in February 1995. Mr. Fisher
 [PHOTO         previously held various management positions at Consumers
APPEARS         Power Company, an electric and gas utility company in Jackson,
  HERE]         Michigan, beginning in 1967, including Vice President of
                Finance and Treasurer. He is a director of McLeod, Inc., a telecommunications company in Cedar Rapids, Iowa and a director of Personal Safety Corporation. Mr. Fisher is also a member of the board of trustees of Coe College, Theatre Cedar
                Rapids and Brucemore, all located in Cedar Rapids, Iowa. He has been a director of the Company since 1991 and was first elected to the IE Industries Inc. board in 1991.

                G. SHARP LANNOM, IV, 56                                1987

                Mr. Lannom is President and Chief Executive Officer of DeLong
                Sportswear, Inc., a sportswear manufacturer in Grinnell, Iowa.
 [PHOTO         Mr. Lannom has served as Chief Executive Officer of DeLong
APPEARS         since 1961. He is chairman of the Ahrens Family Center in
  HERE]         Grinnell, Iowa. Mr. Lannom has been a director of the Company since 1991 and was first elected to the board of Iowa Southern
                Inc. in 1987. Mr. Lannom serves on the Compensation Committee.

                  NAME AND AGE                                      YEAR FIRST
                                                                     ELECTED A
                                                                     DIRECTOR

                LEE LIU, 61                                            1981

                Mr. Liu is Chairman of the Board, President & Chief Executive
                Officer of the Company and is Chairman of the Board & Chief
                Executive Officer of IES Utilities Inc. Mr. Liu has held a number of professional, management and executive positions since joining Iowa Electric Light and Power Company in 1957.
 [PHOTO         He is a director of: HON Industries Inc., an office equipment
APPEARS         manufacturer in Muscatine, Iowa; Principal Financial Group, an
  HERE]         insurance company in Des Moines, Iowa; and Eastman Chemical
                Company, a diversified chemical company in Kingsport, Tennessee. Mr. Liu is also a director of the Edison Electric
                Institute, an electric industry interest group in Washington, D.C. He also serves as a trustee for Mercy Medical Center, a hospital in Cedar Rapids, Iowa and is a member of the Iowa
                Business Council, the Iowa Utility Association and the
                University of Iowa College of Business Board of Visitors. Mr.
                Liu has been a director of the Company since 1991 and was first elected to the board of Iowa Electric Light and Power
                Company in 1981. Mr. Liu chairs the Executive Committee and serves on the Nominating Committee.

                JACK R. NEWMAN, 61                                     1994

                Mr. Newman has been a Partner of Morgan, Lewis & Bockius, an international law firm based in Washington, D.C., specializing in energy matters since December 1, 1994. Mr. Newman has been engaged in private practice since 1967 and was previously a
 [PHOTO         partner in the law firms Newman & Holtzinger and Newman,
APPEARS         Bouknight & Edgar. He has served as nuclear legal counsel to
  HERE]         the Company since 1968. Prior to 1967, Mr. Newman served as
                Secretary and General Counsel of the Nuclear Materials and
                Equipment Corporation and as Staff Counsel to the Joint
                Congressional Committee on Atomic Energy. He advises a number of utility companies on nuclear power matters, including many
                European and Asian companies. Mr. Newman is a member of the Bar of the State of New York, the Bar Association of the District of Columbia, the Association of the Bar of the City of New York, the Federal Bar Association and the Lawyers
                Committee of the Edison Electric Institute. He was first appointed to the board of the Company in August 1994. Mr.
                Newman serves on the Compensation Committee.

                ROBERT D. RAY, 66                                      1987

                Mr. Ray is President and Chief Executive Officer of IASD
                Health Services Inc. (formerly Blue Cross and Blue Shield of
                Iowa, Western Iowa and South Dakota), an insurance firm in Des
                Moines, Iowa. From 1983 until 1989 he was President and Chief
 [PHOTO         Executive Officer of Life Investors, Inc., an insurance firm
APPEARS         in Cedar Rapids, Iowa. Mr. Ray served as Governor of the State
  HERE]         of Iowa for fourteen years, and was the United States Delegate to the United Nations in 1984. He is a director of the Maytag
                Company, an appliance manufacturer in Newton, Iowa and a director of Norwest Bank of Iowa in Des Moines, Iowa. He also serves as Chairman of the National Leadership Commission on Health Care Reform and the National Advisory Committee on
                Rural Health Care. Mr. Ray is a member of the Board of Governors of Drake University, Des Moines, Iowa, and the Iowa
                Business Council. He has been a director of the Company since
                1991 and was first elected to the IE Industries Inc. board in 1987. Mr. Ray serves on the Audit and Nominating Committees.

                  NAME AND AGE                                      YEAR FIRST
                                                                     ELECTED A
                                                                     DIRECTOR

                DAVID Q. REED, 63                                      1967

                Mr. Reed is a sole practitioner of law in Kansas City,
                Missouri. Mr. Reed has been engaged in the private practice of law since 1960. From 1972 until 1988, he was a senior member
 [PHOTO         of the firm of Kodas, Reed & McFadden, P.C. in Kansas City,
APPEARS         Missouri. Mr. Reed is a member of the American Bar
  HERE]         Association, the Association of Trial Lawyers of America, the
                Missouri Association of Trial Lawyers, the Missouri Bar and the Kansas City Metropolitan Bar Association. He served in the
                Missouri General Assembly from 1972 until 1974. Mr. Reed has been a director of the Company since 1991 and was first elected to the Iowa Electric Light and Power Company board in 1967. Mr. Reed serves on the Executive Committee and chairs the Nominating Committee.

                HENRY ROYER, 63                                        1984

                Mr. Royer has been President and Chief Executive Officer of
                River City Bank in Sacramento, California since August 1994.
 [PHOTO         He served as Chairman of the Board and President of Firstar
APPEARS         Bank of Cedar Rapids, N.A. from 1983 until 1994. Mr. Royer is
  HERE]         a director of CRST, Inc., a trucking company in Cedar Rapids,
                Iowa and has served on numerous Cedar Rapids community organization boards. He has been a director of the Company since 1991 and was first elected to the board of Iowa Electric
                Light and Power Company in 1984. Mr. Royer serves on the
                Executive Committee and chairs the Compensation Committee.

                ROBERT W. SCHLUTZ, 59                                  1989

                Mr. Schlutz is President of Schlutz Enterprises, a diversified farming and retailing business in Columbus Junction, Iowa. He is a director of PM Agri-Nutritional Group Inc., an animal
 [PHOTO         health business, in St. Louis, Missouri and the Iowa
APPEARS         Foundation for Agricultural Advancement. Mr. Schlutz is a Vice
  HERE]         President of the Iowa State Fair Board and a member of various community organizations. He also served on the National
                Advisory Council for the Kentucky Fried Chicken Corporation.
                He is a past chairman of the Environmental Protection
                Commission for the State of Iowa. Mr. Schlutz has been a director of the Company since 1991 and was first elected to the Iowa Southern Inc. board in 1989. Mr. Schlutz serves on the Audit Committee.

                ANTHONY R. WEILER, 58                                  1979

                Mr. Weiler is Senior Vice President, Merchandising, for
                Heilig-Meyers Company, a 650 store furniture retailer
                headquartered in Richmond, Virginia. Mr. Weiler was previously
                Chairman and Chief Executive Officer of Chittenden & Eastman
 [PHOTO         Company, a national manufacturer of mattresses in Burlington,
APPEARS         Iowa. He was with Chittenden & Eastman from 1960 until 1995,
  HERE]         and held various management positions. Mr. Weiler is President of the National Home Furnishings Association and a director of the Retail Home Furnishings Foundation. He is a trustee of NHFA Insurance and a past director of the Burlington Area
                Development Corporation, the Burlington Area Chamber of
                Commerce and various community organizations. Mr. Weiler has been a director of the Company since 1991 and was first elected to the Iowa Southern Utilities Company board in 1979.
                Mr. Weiler serves on the Nominating Committee.

Except as otherwise noted, all nominees have served in their current positions for five years or more as of the date of this proxy. All other information is as of January 1, 1995. All nominees are also the current directors of IES Utilities Inc. ("IES Utilities"), the principal subsidiary of IES Industries.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS

  The IES Industries Board does not know of any person who beneficially owns 5% or more of the outstanding Common Stock of the Company.

SECURITY OWNERSHIP OF MANAGEMENT

  Set forth below is certain information with respect to beneficial ownership of the Common Stock of the Company as of February 10, 1995 by each current director and nominee for director, certain Executive Officers and by all directors and listed Executive Officers of the Company as a group:

                                              AMOUNT AND NATURE OF   PERCENT OF
      NAME OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP (1)   CLASS
      ------------------------              ------------------------ ----------
      C.R.S. Anderson......................          19,000             .07%
      J. Wayne Bevis.......................             500              (2)
      Dr. George Daly......................           2,000              (2)
      Blake O. Fisher, Jr..................          11,361             .04%
      Dr. Robert J. Latham.................          13,024             .05%
      G. Sharp Lannom, IV..................             800              (2)
      Lee Liu..............................          25,620             .09%
      Rene H. Males........................           7,855             .03%
      Jack R. Newman.......................               0              (2)
      Robert D. Ray........................           1,500              (2)
      David Q. Reed........................           4,002             .01%
      Larry D. Root........................          13,295             .05%
      Henry Royer..........................           1,657              (2)
      Robert W. Schlutz....................           1,331              (2)
      Anthony R. Weiler....................           2,496              (2)
      All listed Executive Officers and
       directors of the Company as a group
       (15 persons)........................         104,441             .36%

- --------
(1) Includes ownership of shares by family members even though beneficial ownership of such shares may be disclaimed.

(2) Less than .01% of the Class (Common Stock).

OTHER TRANSACTIONS

  The Company has a contract with Blue Cross and Blue Shield of Iowa, now known as IASD Health Services Inc., for administration of its employee health insurance plan, as it has for many prior years. In 1994, the Company paid $294,660 to Blue Cross and Blue Shield of Iowa. As previously stated, Mr. Ray is President and Chief Executive Officer of the insurance company.

FUNCTIONING OF THE BOARD OF DIRECTORS AND COMMITTEES

  IES Industries' Board has an Executive Committee, an Audit Committee, a Nominating Committee and a Compensation Committee.

  Current members of the Executive Committee are Lee Liu, Chairman; C.R.S. Anderson; David Q. Reed and Henry Royer. The current members served on this Committee during 1994. The Committee met twice during 1994. It is empowered with all of the authority vested in the IES Industries Board, subject to certain limitations, and may act when the IES Industries Board is not in session.

  Current members of the Audit Committee are C.R.S. Anderson, Chairman; J. Wayne Bevis; Robert D. Ray and Robert W. Schlutz. The current members served on this Committee during 1994. The Committee met twice during 1994. The principal functions of the Committee are to review IES Industries' internal audit activities, including reviews of the internal control procedures; to oversee the compliance process; to recommend to the IES Industries Board an independent public accounting firm to be IES Industries' auditors; and to approve the audit arrangements and audit results. Both the internal and independent auditors have direct and independent access to the Audit Committee.

  Current members of the Nominating Committee are David Q. Reed, Chairman; Lee Liu; Robert D. Ray and Anthony R. Weiler. The current members served on this Committee during 1994. The Committee met twice during 1994. Its principal function is to review and recommend to the IES Industries Board nominees to serve on the Board and its committees. While there are no formal procedures, the Committee considers nominees brought to its attention by other members of the IES Industries Board, members of management and Shareholders.

  Current members of the Compensation Committee are Henry Royer, Chairman; Dr. George Daly; G. Sharp Lannom, IV and Jack R. Newman. Dr. Salomon Levy was a member of the Committee until May 17, 1994. Mr. Newman was appointed to the Committee on August 2, 1994. The other current members served on this Committee during 1994. The Committee met three times during 1994. The principal functions of the committee are to review and make recommendations to the IES Industries Board on the salaries and other compensation and benefits of the elected officers of IES Industries and its subsidiaries, and to review and administer incentive compensation or similar plans for officers and other key employees of IES Industries and its subsidiaries. The report of the Compensation Committee is included later in this Proxy Statement.

  IES Industries Board met six times in 1994. The various committees of the Board met an aggregate of nine times. All of the directors, except G. Sharp Lannom, IV, attended 75% or more of these meetings. Mr. Lannom attended 83% of the Board meetings and 33% of the Compensation Committee meetings.

COMPENSATION OF DIRECTORS

  Non-employee directors of IES Industries receive fees of $12,000 per year plus $700 per meeting attended. Non-employee directors also receive $700 per committee meeting attended. If a Committee meeting is the same day as a meeting of the Board of Directors or if a Committee meeting is by telephone conference, each participating non-employee director receives $350, one-half the regular Committee meeting fee. In addition, non-employee directors serving as chairman of a committee receive an annual fee of $1,500 for serving in such capacity. Directors who are officers do not receive any fees for attendance at Board meetings or meetings of committees of which they are members. Robert F. Brewer and Dr. Salomon Levy, who served as directors until May 17, 1994, will serve as emeritus directors of the Company until May 16, 1995. As emeritus directors, Mr. Brewer received meeting fee payments of $2,800 and Dr. Levy received meeting fee payments of $700 in 1994.

  Under the Director Retirement Plan, the Company provides a retirement or death benefit to directors, including directors who are employees of the Company, in an amount equal to 80% of the annual directors fee. Such amount is payable annually, based upon length of service, to directors who have served at least four years, with a maximum payment period of eight years. Mr. Brewer and Dr. Levy each received payments of $8,000 under the Director Retirement Plan in 1994.

  S. Levy, Incorporated, an engineering and management consulting firm of which Dr. Salomon Levy, a director until May 17, 1994, is Chairman, performed consulting services for IES Utilities in 1994 for which it was paid $205,398. Dr. Levy has retired as Chief Executive Officer of S. Levy, Incorporated and does not participate in the day to day management of the company. IES Utilities has a service contract with S. Levy, Incorporated pursuant to which it supplied these services and under which it will provide services in 1995. Dr. Salomon Levy was appointed as the Nuclear Advisor to the Board of Directors on May 17, 1994 and was paid $2,824 in 1994 for his services as Nuclear Advisor. Dr. Levy also serves on the IES Utilities Nuclear Safety Committee.

  Director Jack R. Newman has served as nuclear legal counsel to the Company since 1968. The law firm of which Mr. Newman is a Partner went through two reorganizations in 1994. The law firm Newman & Holtzinger was paid $79,825; the law firm Newman, Bouknight & Edgar was paid $326,250 for a total payment to Mr. Newman's law firms for legal services in 1994 of $406,075. Mr. Newman's current firm, Morgan, Lewis & Bockius, did not perform any legal services for the Company in 1994, but is expected to provide legal services to the Company in 1995.

  The Company makes available to members of the Board of Directors a business travel accident insurance policy at an annual cost to the Company of $13 per director. No director received any payments under such policy in 1994.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  Under the supervision of the Compensation Committee of the Board of Directors, IES Industries has implemented compensation practices intended to enhance the performance of the Company and increase its value to all shareholders. In order to provide information on current and future practices of the Company, the Compensation Committee has furnished the following report on executive compensation.

 Compensation Philosophy

  The Compensation Committee has devoted substantial attention to the philosophy of IES Industries compensation. This philosophy is intended to provide guiding principals for the future and is embodied in four primary objectives:

  1. To provide incentives based on value delivered to IES Industries' Shareholders and customers.

  2. To clearly link individual executive pay actions to performance.

  3. To maintain a system of rewards that is structured competitively with industry standards.

  4. To attract, motivate and retain executives of the highest quality.

  The most important performance yardstick in our compensation program is our ability to deliver value to Shareholders through appreciation in share price, payment of dividends and their future continuity. On an ongoing basis, the Committee will test and refine the compensation program to ensure a high correlation between the level of compensation and the return to Shareholders. Achieving desirable Shareholder returns over a sustained period of time requires management's attention to a number of financial and non-financial strategic elements which enable us to focus on the current and long-term requirements of the customer. Our compensation program, therefore, focuses executives on actions that directly impact Shareholder return in the short- and long-term and on providing service to our customers.

  The Committee uses multiple sources of information to evaluate and establish appropriate compensation practices. While using multiple sources, we rely on data from a utility industry peer group of companies (as listed in the Performance Graph on page 12) to assess IES Industries' relative performance and compensation levels. Peer companies were selected by meeting multiple criteria including revenue size, sources of revenue, geographic location, markets served, and comparable operations. Consistent with our objectives, the Committee will position its executives' total compensation target levels at the median of this peer group of companies. The total compensation target levels for the last fiscal year for the Chief Executive Officer and Executive Officers in general were consistent with said policy. Annual executive total compensation will fall below, at, or above the median depending on individual and company performance.

  IES Industries' executive compensation program has three components--base salary, annual incentives and long-term incentives. The target mix of total compensation for executives will be an approximate range of 50% to 75% base salary and the remainder of 25% to 50% in the combined total of short- and long-term incentives. The calculations for the short- and long-term incentive awards for the Chief Executive Officer and the Executive Officers in general are described later in this report. Furthermore, the Committee believes this mix, while more variable than industry-wide practices, serves to send a clear message to IES Industries' executives that performance directly governs pay.

  The Committee strongly believes that incentive compensation should only be awarded with commensurate performance. We have approved compensation plans which include high threshold (minimum) levels of performance to ensure that incentives are paid only when truly earned.

  Description of Compensation Programs

    The following text briefly describes the role of each element of compensation.

  Base Salary

  Base salary will be at levels sufficient to attract and retain qualified executives. Aggregate base salary increases are intended to parallel increases in the pay levels of the utility industry as a whole. Individual executive salary increases will reflect the individual's level of performance, current position within salary range and utility industry trends.

  Annual Incentive

  IES Industries' executive annual incentive plan serves to recognize and reward executives for taking actions that build the value of the Company, generate competitive total returns to Shareholders, and minimize cost to the Company's customers. The formula for annual incentive awards recognizes operational and financial goals of significance to IES Industries and is based on IES Industries' achievement of Earnings Per Share (EPS) versus a predetermined target and a Cost to the Customer measure versus a peer group cost target, along with the achievement of individual objectives. The criteria for the annual incentive plan is reviewed prior to the beginning of a new fiscal year. Payments are made based on corporate and individual performance versus target, with an emphasis on corporate over individual.

  For the 1994 fiscal year, this plan had various incentive levels with target award opportunities ranging from 8% to 35% of base salary. Awards based on the target criteria of EPS and Cost to the Customer measure could range between 0% and 150% of the target incentive level, with adjustments for individual performance. The corporate performance for 1994 based on the predetermined financial and operational goals provided, in general, 140% of the target incentive level with adjustments for individual considerations. The results of this plan for the Chief Executive Officer and the Executive Officers in general appear in this Proxy Statement.

  Long-Term Incentives

  IES Industries' current long-term incentive plan serves to reward executive performance in successfully executing the long-term business strategy and building shareholder value. The plan allows for the awarding of nonqualified stock options, stock appreciation rights, restricted stock, and performance units payable in cash or stock. The plan is more fully discussed in Proposal Number 2 on page 13.

  The performance criteria for the long-term incentive plan for fiscal years 1993 and 1994 include total return to shareholders versus the peer group (35%), earnings growth versus three-year growth rates (35%) and team/individual performance (30%).

  Any awards to be made under the long-term incentive plan for 1994 performance will be determined in May, 1995 and will be reported in the Company's next Proxy Statement. Awards for 1993 performance were determined in May 1994 and only shares of restricted stock were granted. The 1993 awards for the Chief Executive Officer and the next highest paid Executive Officers are shown in the Summary Compensation Table as 1993 compensation.

  Compensation Administration

  The Committee follows an annual cycle to administer each of the three components of executive compensation. The integrity of our compensation program relies on a rigorous, annual performance evaluation process. Moreover, the Committee's evaluation process includes the use of outside consultants in order to assure it has the best possible information and an objective approach to the administration of compensation programs.

  Discussion of Chief Executive Officer Pay

  Consistent with the compensation philosophy, the Committee managed the Chief Executive Officer's total compensation during 1994 based on the overall performance of IES Industries and on relative levels of compensation for Chief Executive Officers in the utility industry.

  The Committee took the following 1994 compensation actions for the Chief Executive Officer:

    1. Set base salary at $340,000. Since Mr. Liu performed at a level which warranted an 8% performance increase to base salary, the Compensation Committee elected to increase his base salary to $340,000. Mr. Liu's base salary for 1994 was based on the corporate policies for executive compensation rather than his "Employment Agreement", which is described on page 20.

    2. Provided a cash incentive in 1995 of $161,798 based on 1994 performance. Mr. Liu's annual incentive target is 35% of base salary, which represents a more variable approach than industry practices and is based on the formula for annual incentive awards. The formula for performance in 1994 provided 137% of the target incentive.

    3. Granted 5,670 Shares of restricted stock on June 1, 1994 at a market price per share of $27.375. This grant represents a target award of restricted stock as part of the compensation program. This grant vests at a rate of 33% per year.

    4. Granted 3,000 Shares of restricted stock on June 1, 1994 at a market price per share of $27.375. To recognize Mr. Liu's contribution to IES Industries, the Compensation Committee approved a supplemental grant of 3,000 restricted shares, which will remain restricted until he retires. To recognize Mr. Liu's contribution to the Company, the Compensation Committee authorized in 1990 a supplemental grant of restricted stock under the Company's Long-Term Incentive Plan to be given over a five year period. The supplemental grant of 3,000 restricted shares, which will remain restricted until Mr. Liu retires, is the fifth annual grant pursuant to the 1990 decision. The number of shares granted in 1994 was based on financial achievements and specific objectives.

  The following table shows, for the fiscal years ending December 31, 1992-1994, the cash compensation paid by the Company and its subsidiaries as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and to each of the four most highly compensated Executive Officers of the Company and its subsidiaries:

                           SUMMARY COMPENSATION TABLE

                                                                LONG-TERM
                                  ANNUAL COMPENSATION          COMPENSATION
                               ----------------------------- ----------------
   NAME AND PRINCIPAL                                        RESTRICTED STOCK    ALL OTHER
      POSITION(1)         YEAR  SALARY     BONUS(3) OTHER(4)    AWARDS(5)     COMPENSATION(6)
   ------------------     ---- --------    -------- -------- ---------------- ---------------
Lee Liu--Chairman of the
 Board,                   1994 $324,375    $161,798  $1,114         *             $13,604
 President & Chief        1993  307,450(2)  157,500   1,625      $237,341          10,571
 Executive Officer        1992  298,600(2)   71,250     798       186,750           9,518
- ---------------------------------------------------------------------------------------------
Blake O. Fisher, Jr.--    1994  210,060      88,800     160         *               7,138
 Executive Vice
  President &             1993  212,475(2)   81,974     720        74,049           4,392
 Chief Financial Officer  1992  204,959(2)   50,000     386        32,868           3,070
- ---------------------------------------------------------------------------------------------
Larry D. Root--           1994  197,765      70,935     483         *               7,820
 Executive Vice
  President               1993  200,694(2)   77,176   2,168        69,724           5,948
                          1992  194,069(2)   37,724   1,051        28,355           6,748
- ---------------------------------------------------------------------------------------------
Rene H. Males--           1994  162,750      57,534   1,761            --           4,910
 Executive Vice
  President               1993  179,024(2)   65,100     404            --          25,817
                          1992  179,218(2)   22,800      94            --             901
- ---------------------------------------------------------------------------------------------
Robert J. Latham--        1994  133,269      31,204     561         *               4,202
 Senior Vice President,   1993  112,582      31,984   1,864        19,518           2,789
 Finance                  1992  108,251      21,746     930         8,746           3,368

- --------
  * The grants of restricted stock pursuant to the long-term incentive plan for the 1994 plan year have not been determined as of the date of this Proxy Statement. See footnote (5) below for a discussion of restricted stock awards.
(1) Mr. Males is not an officer of the registrant, but is an officer of IES Utilities Inc., a wholly-owned subsidiary of the registrant.
(2) The amounts reported as salary include director's fees and payments in lieu of director's fees for each of Messrs. Liu, Fisher, Root and Males, of $11,200 in 1993, and $13,600 in 1992.
(3) The Company does not pay bonuses. The amounts listed represent plan year awards pursuant to the Management Incentive Compensation Plan, the Company's annual incentive plan, with cash payment made in the subsequent calendar year.
(4) The 1994 amounts shown as Other Annual compensation represent the earnings for the Key Employee Deferred Compensation Plan in excess of 120% of the applicable federal long-term rate provided under Section 1274(d) of the Internal Revenue Code.
(5) The awards of restricted stock have been made on the first day of June since 1988, with one-third of the award being restricted for one year, one-third being restricted for two years and one-third being restricted for three years. In addition, in December 1992 and June 1993, Mr. Liu received grants of 4,000 shares, and in June 1994, Mr. Liu received a grant of 3,000 shares, all of which will vest at retirement. Restricted stock is considered outstanding upon award date and dividends are paid to the eligible officers on these shares while restricted. The amounts shown in the table above represent the value of the awards based upon closing price of IES Industries Common Stock on the award date. The award date is in the calendar year following the plan year. At December 31, 1994, the listed officers had restricted stock for which restrictions had not lapsed (based upon the December 30, 1994 closing price of IES Industries Common Stock) as follows:

                                                                 SHARES  VALUE
                                                                 ------ --------
      Lee Liu................................................... 19,669 $496,642
      Blake O. Fisher, Jr.......................................  3,709   93,652
      Larry D. Root.............................................  3,654   92,264
      Rene H. Males.............................................    --       --
      Robert J. Latham..........................................  1,080   27,270

  No stock options nor stock appreciation rights have been awarded to the Executive Officers listed above.
(6) Amounts shown for 1994 represent: (a) contributions by the Company to the applicable employee savings plan in the following amounts: Mr. Liu--$5,510, Mr. Fisher--$4,999, Mr. Root--$4,700, Mr. Males--$3,323 and Dr. Latham-- $2,954; and (b) amounts included in W-2 earnings for life insurance coverage in excess of $50,000 in the following amounts: Mr. Liu--$8,094, Mr. Fisher--$2,139, Mr. Root--$3,120, Mr. Males--$1,587, and Dr. Latham--
    $1,248.

  The Committee is aware of the limitations the recent tax legislation has placed on the tax deductibility of compensation in excess of $1 million which is earned in any year by an Executive Officer. Currently none of the Executive Officers has earned compensation subject to such limitations. Proposed regulations are not yet in final form. The Committee will continue to monitor developments in this area.

March 10, 1995

                                          Compensation Committee

                                          Henry Royer, Chair
                                                              Dr. George Daly


                                          G. Sharp Lannom, IV
                                                              Jack R. Newman

                               PERFORMANCE GRAPH

  The graph below compares the total return to Shareholders of IES Industries Inc. versus that for the S&P 500 and IES Industries' peer group. Peer companies were identified based on revenue size, sources of revenue, geographic location, markets served and comparable operations. The following 18 companies comprise IES Industries' peer group:

CIPSCO Inc.                               LG&E Energy Corp.
CILCORP Inc.                              MDU Resources Group, Inc.
DPL Inc.                                  Midwest Resources Inc.
IPALCO Enterprises Inc.                   Minnesota Power and Light Company
Illinois Power Company                    Southwestern Public Service Company
Interstate Power Co.                      UtiliCorp United Inc.
Iowa-Illinois Gas and Electric Company    WPL Holdings Inc.
KU Energy Corp.                           Wisconsin Energy Corporation
Kansas City Power and Light Company       Wisconsin Public Service Corporation


                              IES INDUSTRIES INC.
                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                             [GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
             AMONG [IES INDUSTRIES], S&P 500 INDEX AND PEER GROUP

Measurement Period           [IES           S&P
(Fiscal Year Covered)        INDUSTRIES]    500 INDEX    PEER GROUP
- -------------------          -----------    ---------    ----------
Measurement Pt-
12/31/89                     $100.00        $100.00      $100.00
FYE 12/31/90                 $108.92        $ 96.90      $102.00
FYE 12/31/91                 $128.38        $126.52      $136.87
FYE 12/31/92                 $148.87        $136.24      $147.01
FYE 12/31/93                 $168.30        $149.84      $166.22
FYE 12/31/94                 $147.30        $147.53      $153.47

  Total returns for each peer company were determined in accordance with the Securities and Exchange Commission regulations, i.e. weighted according to each company's stock market capitalization.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Royer, Chairman of the Company's Compensation Committee, was Chairman of the Board and President of Firstar Bank of Cedar Rapids, N.A. until August, 1994. Mr. Liu, Chairman of the Board, President & Chief Executive Officer, served as a director of Firstar Bank of Cedar Rapids, N.A., until January, 1994. Mr. Liu was not a member of the Company's Compensation Committee. Firstar Bank does not have a Compensation Committee.

               PROPOSAL NUMBER 2--TO AMEND THE IE INDUSTRIES INC.
                        LONG-TERM INCENTIVE PLAN OF 1987

  Long-Term Incentive Plan: At the Annual Meeting on May 19, 1987, the shareholders approved the IE Industries Inc. Long-Term Incentive Plan of 1987 (the "1987 Plan"), a ten year incentive plan for officers and key employees of the Company and its subsidiaries. The 1987 Plan expires on December 31, 1996. The Board of Directors believes that it has served an important function and should be renamed and continued for another ten years. The Board of Directors believes that the Company's earning performance and growth is dependent upon ensuring the best possible management. The Board further believes that the continuation of the 1987 Plan will be an important aid to the Company in its future acquisitions and diversification as well as in recruiting and retaining individuals of outstanding abilities and in motivating their maximum efforts on behalf of the Company.

  If the proposal is approved, the 1987 Plan will be renamed the IES Industries Inc. Long-Term Incentive Plan (the "IES Plan") and will be extended for a ten year period commencing January 1, 1997. There are no other material changes to the 1987 Plan. The major features of the IES Plan are the same as the 1987
Plan: nonqualified stock options; limited stock appreciation rights; performance units payable in whole or in part in the Company's Common Stock and/or cash and restricted stock. A summary of the principal provisions of the IES Plan is set forth below. This summary is qualified by reference to the full text of the IES Plan, which is annexed as Exhibit A to this Proxy Statement.

  Administration

  The IES Plan will continue to be administered by the Compensation Committee of the Board of Directors (the "Committee"), which consists of four non-employee directors. The Committee, within the terms of the IES Plan, establishes the eligibility of participants and the conditions of grants, and may accelerate payments and vesting of grants.

  Eligibility

  The Committee, in its discretion, will select the participants in the IES Plan from among those key employees of the Company and its subsidiaries who, in the opinion of the Committee, are in a position to make the most significant contributions to the continued growth, development, and success of the Company or any of its subsidiaries. Since it is within the discretion of the Committee to determine which employees receive awards and the amount and type of award received, it is not possible at the present time to determine the number of individuals to whom awards will be made under the IES Plan, or the amounts of the awards. The Executive Officers of the Company named in the table under the caption "Summary Compensation Table" herein are among the officers who are presently eligible to receive awards under the 1987 Plan. In order to respond to external conditions and provide the Committee flexibility in granting awards, participants will be eligible to receive in the same year any combination of awards authorized.

  Shares Available

  The 1987 Plan provided that the aggregate number of shares of the Company's Common Stock which may be subject to awards may not exceed 600,000. As of the date of this Proxy Statement, 478,937 shares of the Company's Common Stock remain authorized and unissued under the 1987 Plan. The Company's Common Stock delivered under the IES Plan may be authorized and unissued shares, or, at the discretion of the Committee, may be purchased on the open market.

  Nonqualified Stock Options

  The IES Plan provides that options granted thereunder may be options which do not qualify as Incentive Stock Options as defined in the Internal Revenue Code ("nonqualified options"), and permits the Committee to determine the number of shares subject to each stock option and the manner and time of exercise. No options will be exercisable more than 10 years after date of grant. The option price per share will not be less than the fair market value (as defined in the IES Plan) of a share of the Company's Common Stock on the date granted and will be payable in cash and/or shares of the Company's Common Stock. Options will be evidenced by stock option agreements in a form approved by the Committee.

  The IES Plan sets forth conditions for exercise of options under certain circumstances upon or after termination of employment or in the event of the death, disability, retirement or termination associated with a change in control of the Company. Stock options are nontransferable except by will or in accordance with applicable laws of descent and distribution. The granting of an option does not accord the employee the rights of a shareholder, and such rights accrue only after exercise and registration of shares in the employee's name.

  Limited Stock Appreciation Rights

  The Committee may, in its discretion, also grant limited stock appreciation rights with an exercise price equal to the fair market value of a share of the Company's Common Stock on the date a grant is made and which, upon a change of control of the Company, as defined in the IES Plan, will be surrendered automatically in exchange for cash equal in value to the excess of the fair market value of the Company's Common Stock over the exercise price at the time of such surrender.

  Performance Units

  The Committee may grant performance unit awards which are to be credited to a performance unit account maintained for each participant. The Committee shall define the value of such performance units at the time of award or the time of payment. The Committee may determine such values for each performance period. Payments to holders of performance units shall be made at the end of each of the performance periods and shall be paid in cash, stock, restricted stock, or any combination thereof as the Committee shall determine. Performance units will be earned only to the extent that the Company has achieved predetermined performance objectives which measure the Company's success and the respective participants have remained in the employ of the Company throughout the award period. The award of performance units will not entitle the participant to any ownership, dividend, voting, or other rights of a stockholder until distribution is made in the form of shares of the Company's Common Stock.

  The IES Plan sets forth conditions for the acceleration in payment of, or the forfeiture of, performance units under certain circumstances for termination of employment or upon or after death or in the event of the disability, retirement or termination of the participant associated with the change of control of the Company. The granting of performance unit awards will not entitle the participant to any ownership, dividend, voting or other rights of a stockholder until payment is made in the form of unrestricted shares of the Company's Common Stock.

  Restricted Stock

  The Committee may award to selected employees shares of the Company's Common Stock which are subject to certain restrictions. Common Stock awarded pursuant to such a restricted stock award is represented by a stock certificate in the name of the employee. Such employee is entitled to vote the restricted stock and to exercise shareholder rights, including the right to receive all dividends or other distribution paid or made with respect to the restricted stock except that (1) the Company may retain custody of the stock certificate during the restriction period and (2) the employee may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock during the restriction period except by will or in accordance with applicable laws of descent and distribution. Noncompliance with any of the restrictions will result in forfeiture of the restricted stock. If the employee has satisfied all of the conditions of the restricted stock award established by the Committee, the Company will deliver at the end of the restriction period the stock certificate representing the shares with no restriction.

  The IES Plan sets forth conditions for waiver of restrictions with respect to the restricted stock awards under certain circumstances upon termination of employment or upon or after death or in the event of disability, retirement, or termination associated with the change of control of the Company.

  Federal Tax Consequences

  No taxable income will be realized by an optionee upon the grant of a nonqualified option. Upon exercise of a nonqualified option the employee will realize ordinary income in an amount measured by the excess of the fair market value of the shares on the date of exercise over the option price, and the Company will be entitled to a corresponding deduction.

  An employee who has been granted the right to exercise a limited stock appreciation right will not realize taxable income at the time of the grant, and the Company will not be entitled to a deduction at that time. However, shares or cash delivered upon exercise of such right will be taxable as ordinary income to the employee, and the Company will be entitled to a corresponding deduction.

  An employee who has been granted a performance unit award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. Whether a performance unit is paid in cash or shares, the employee will have ordinary income and the Company will have a corresponding deduction. The measure of such income and deduction will be the cash and the fair market value of the shares at the time the performance units awarded are paid out.

  An employee receiving restricted stock pays tax when the restrictions lapse. At the time the restrictions lapse, the value of the award for tax purposes is the fair market value of the shares at that time. This value is taxed as ordinary income. The Company receives a tax deduction at the same time and for the same amount taxable to the employee. With regard to dividends in cash and stock, as long as the stock is restricted, the Company will be entitled to a deduction for compensation at the time they are paid for such cash dividends and the value of such stock dividends received by the employee, and the employee will have taxable compensation income at that time in a corresponding amount.

  Amendment and Termination

  The Board of Directors of the Company may terminate the IES Plan at any time or, with the consent of an individual participant, cancel, reduce or alter the number of outstanding awards thereunder. The Board may amend or suspend or, if suspended, reinstate, the IES Plan in whole or in part, provided, however, that without further shareholder approval, the Board shall not (1) increase the maximum number of shares authorized for awards, (2) increase the period during which awards may be granted or (3) modify materially the requirement as to eligibility for participation in the IES Plan.

  Vote required

  Amendment of the 1987 Plan requires approval by the holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" AMENDING THE LONG-TERM INCENTIVE PLAN AS SET FORTH IN PROPOSAL 2.

IES INDUSTRIES PLANS

  IES Industries Pension Plans: IES Industries, IES Utilities and the Cedar Rapids and Iowa City Railway Company have non-contributory retirement plans covering employees who have at least one year of accredited service. Directors who are not officers do not participate in the plans. Maximum annual benefits payable at age 65 to participants who retire at age 65, calculated on the basis of straight life annuity, are illustrated in the following table:

                               PENSION PLAN TABLE

AVERAGE OF HIGHEST ANNUAL        ESTIMATED MAXIMUM ANNUAL RETIREMENT
  SALARY (RENUMERATION)            BENEFITS BASED ON SERVICE YEARS
    FOR 3 CONSECUTIVE        -----------------------------------------------------
  YEARS OF THE LAST 10         15         20         25         30         35
- -------------------------    ------     ------     ------     ------     -------
         125,000             26,307     35,076     43,846     52,615      61,384
         150,000             31,932     42,576     53,221     63,865      74,509
         175,000             37,182     49,701     62,221     74,740      87,259
         200,000             42,432     56,826     71,221     85,615     100,009
         225,000             47,682     63,951     80,221     96,490     112,759
         250,000             48,516     65,084     81,651     98,218     114,785
         300,000             48,516     65,084     81,651     98,218     114,785
         400,000             48,516     65,084     81,651     98,218     114,785
         450,000             48,516     65,084     81,651     98,218     114,785
         500,000             48,516     65,084     81,651     98,218     114,785

  For 1994, $118,800 is the maximum benefits allowable under the retirement plans prescribed by Section 415 of the Internal Revenue Code. The 1995 maximum is $120,000.

  With respect to the officers named in the Summary Compensation Table, the renumeration for retirement plan purposes would be substantially the same as that shown as "Salary". As of December 31, 1994, the officers had accredited years of service for the retirement plan as follows: Lee Liu, 37 years; Blake
O. Fisher, Jr., 4 years; Larry D. Root, 24 years; and Robert J. Latham, 11 years.

  Supplemental Retirement Plans: IES Industries has a non-qualified Supplemental Retirement Plan ("SRP") for eligible officers of IES Industries and IES Utilities which includes Messrs. Fisher & Latham. The plan provides for payment of supplemental retirement benefits equal to 69% of the officer's base salary in effect at the date of retirement, reduced by benefits receivable under the qualified retirement plan, for a period not to exceed 18 years following the date of retirement. In the event of the death of the officer following retirement, similar payments reduced by the joint and survivor annuity of the qualified retirement plan will be made to his designated beneficiary (surviving spouse or dependent children), if any, for a period not to exceed 12 years from the date of the officer's retirement. Thus, if an officer died 12 years after retirement, no payment to the beneficiary would be made. Death benefits are provided on the same basis to a designated beneficiary for a period not to exceed 12 years from the date of death should the officer die prior to retirement. The Supplemental Retirement Plan further provides that if, at the time of the death of an officer, the officer is entitled to receive, is receiving, or has received supplemental retirement benefits by virtue of having taken retirement, a death benefit shall be paid to the officer's designated beneficiary or to the officer's estate in an amount equal to 100% of the officer's annual salary in effect at the date of retirement. Under certain circumstances, an officer who takes early retirement will be entitled to reduced benefits under the Supplemental Retirement Plan. The Supplemental Retirement Plan also provides for benefits in the event an officer becomes disabled under the terms of the qualified retirement plan. IES Industries has purchased life insurance on the participants sufficient in amount to finance actuarially all of its future liabilities under the Supplemental Retirement Plan and IES Industries is the owner and beneficiary of all such life insurance. The Supplemental Retirement Plan has been designed so that if the assumptions made as to mortality, experience, policy dividends, tax credits and other factors are realized, IES Industries will fully recover all of its premium payments over the life of the Supplemental Retirement Plan.

  The following table shows the estimated aggregate annual benefits payable under the Supplemental Retirement Plan equal to 69% of the officer's base salary in effect at the date of retirement:

                              IES INDUSTRIES INC.

                     SUPPLEMENTAL RETIREMENT PLAN PAYMENTS
                                69% SRP BENEFIT

                                       SERVICE YEARS
FINAL ANNUAL      ---------------------------------------------------------------------------
   SALARY           15              20              25              30              35
- ------------      -------         -------         -------         -------         -------
  125,000          59,943          51,174          42,404          33,635          24,866
  150,000          71,568          60,924          50,279          39,635          28,991
  175,000          83,568          71,049          58,529          46,010          33,491
  200,000          95,568          81,174          66,779          52,385          37,991
  225,000         107,568          91,299          75,029          58,760          42,491
  250,000         123,984         107,416          90,849          74,282          57,715
  300,000         158,484         141,916         125,349         108,782          92,215
  400,000         227,484         210,916         194,349         177,782         161,215
  450,000         261,984         245,416         228,849         212,282         195,715
  500,000         296,484         279,916         263,349         246,782         230,215

  Messrs. Liu and Root have elected to continue under supplemental retirement agreements previously provided to them by the Company with provisions for payment of benefits equal to 75% of the officer's base salary, for a period not to exceed 15 years following the date of retirement, and payment to the surviving spouse or dependent children for a period not to exceed 10 years following the date of retirement. The remaining provisions of these agreements are identical to the Supplemental Retirement Plan discussed above.

  The following table shows the estimated aggregate annual benefits payable under the Supplemental Retirement Plan equal to 75% of the officer's base salary in effect at the date of retirement:

                              IES INDUSTRIES INC.

                     SUPPLEMENTAL RETIREMENT PLAN PAYMENTS
                                75% SRP BENEFIT

                                       SERVICE YEARS
FINAL ANNUAL      ---------------------------------------------------------------------------
   SALARY           15              20              25              30              35
- ------------      -------         -------         -------         -------         -------
  125,000          67,443          58,674          49,904          41,135          32,366
  150,000          80,568          69,924          59,279          48,635          37,991
  175,000          94,068          81,549          69,029          56,510          43,991
  200,000         107,568          93,174          78,779          64,385          49,991
  225,000         121,068         104,799          88,529          72,260          55,991
  250,000         138,984         122,416         105,849          89,282          72,715
  300,000         176,484         159,916         143,349         126,782         110,215
  400,000         251,484         234,916         218,349         201,782         185,215
  450,000         288,984         272,416         255,849         239,282         222,715
  500,000         326,484         309,916         293,349         276,782         260,215

  Mr. Males has elected to continue under a supplemental retirement agreement previously provided to him by IS Utilities with provisions for payment of benefits equal to 65% of base salary for life, subject to consumer price index adjustment, and payments to survivors after death of the officer for a period not to exceed 15 years following the date of retirement.

  The following table shows the estimated aggregate annual benefits payable under the Supplemental Retirement Plan equal to 65% of the officer's base salary in effect at the date of retirement:

                              IES INDUSTRIES INC.

                     SUPPLEMENTAL RETIREMENT PLAN PAYMENTS
                                65% SRP BENEFIT

                                       SERVICE YEARS
FINAL ANNUAL      ---------------------------------------------------------------------------
   SALARY           15              20              25              30              35
- ------------      -------         -------         -------         -------         -------
  125,000          54,943          46,174          37,404          28,635          19,866
  150,000          65,568          54,924          44,279          33,635          22,991
  175,000          76,568          64,049          51,529          39,010          26,491
  200,000          87,568          73,174          58,779          44,385          29,991
  225,000          98,568          82,299          66,029          49,760          33,491
  250,000         113,984          97,416          80,849          64,282          47,715
  300,000         146,484         129,916         113,349          96,782          80,215
  400,000         211,484         194,916         178,349         161,782         145,215
  450,000         243,984         227,416         210,849         194,282         177,715
  500,000         276,484         259,916         243,349         226,782         210,215

  Executive Guaranty Plan: IES Industries Board has approved an Executive Guaranty Plan (the "Guaranty Plan") for officers of IES Industries and its principal subsidiary, IES Utilities. The purpose of the Guaranty Plan is to promote flexibility in financial planning of participating officers and to provide an inducement to new officers in order to retain and attract the best possible executive management team. Under the Guaranty Plan, IES Industries guarantees loans within defined limits, based on salary level and years of service made to participating officers for various specified purposes, including real estate acquisitions and purchases of IES Industries Common Stock. As of December 31, 1994, guarantees of $82,891, $53,060 and $50,000, were outstanding for Messrs. Liu, Root and Fisher, respectively.

  Executive Change of Control Agreements: In 1991, IE Industries entered into certain agreements with eleven of its Executive Officers, including Messrs. Liu, Root, Fisher and Latham. IE Industries' merger with Iowa Southern constituted a change of control of IE Industries for purposes of these agreements. Accordingly, if an Executive Officer was terminated within a three-year period following the consummation of the merger, July 1, 1991, the surviving corporation (IES Industries) would have been required to continue the Executive Officer's salary and provide certain other benefits as described below. No Executive Officer was terminated during this three year period. These agreements were updated in 1994 for Messrs. Root, Fisher and Latham and the other executive officers to coordinate these agreements with the Supplemental Retirement Plan. In addition, the Company entered into agreements with three additional executive officers. The 1991 agreement for Mr. Liu is still in effect. These agreements provide for salary continuation and certain other benefits in the event the executive is terminated within a three-year period following a "change of control" of IES Industries. Change of Control for these agreements is as described in IES Industries Restated Articles of Incorporation and, in addition, will be deemed to have occurred, if following a merger, consolidation or reorganization, the owners of the capital stock entitled to vote in the election of directors of IES Industries prior to the transactions own less than 75% of the resulting entity's voting stock or during any period of two consecutive years, individuals who, at the beginning of such period constitute the Board of Directors of the parent company, cease for any reason to constitute at least a majority of the Board of Directors of any successor organization. IES Industries, following termination of any officer except for just cause, death, retirement, disability or voluntary resignation (other than resignation under certain circumstances), agrees to continue the executive's salary at a level equal to his salary just prior to termination for a period up to but not to exceed thirty-six months. Additionally, certain benefits, including life insurance and health and medical insurance, as well as incentive awards, equal to that awarded executives of the same or comparable designation will be payable for a like period. In the event the executive dies during the period of these payments, salary and benefits as described above shall be payable during the remainder of the term to the executive's surviving spouse or his estate. The executive will also become immediately vested and entitled to receive awards of Restricted Stock or other rights granted to the executive under the IES Industries Long-Term Incentive Plan. With respect to those executives who were 56 or older at the time of the change of control, the Supplemental Retirement Plan of IES Industries is specifically amended to provide that the executive is immediately vested and entitled to receive, at normal retirement age, benefits provided under the Supplemental Retirement Plan, including benefits payable to the spouse or dependent child in the event of his death during the period to which he was otherwise entitled to such benefits.

  IES Industries believes that these agreements enable IES Industries to employ key executives who can approach major business decisions objectively and without concern for their personal situations. Each agreement signed in 1991 was effective for three years following execution and is deemed thereafter to be extended automatically for one-year periods unless the IES Industries Board terminates such agreement. The 1994 agreements are effective for one year following execution and are deemed thereafter to be extended automatically for one-year periods unless the IES Industries Board terminates such agreements.

IS UTILITIES PLANS

  IS Utilities Pension Plan: IS Utilities provided a contributory pension plan which covered substantially all non-collective bargaining employees who have completed the minimum eligibility requirements of 1,000 hours in a year. The plan was amended effective January 1, 1991 to be non-contributory. As of December 31, 1994, Mr. Males has four years of accredited service under the Pension Plan. Participants contributed one percent of annual compensation to the Pension Plan through 1990.

  The following table shows the estimated aggregate annual benefits payable under the IS Utilities Pension Plan. Maximum annual benefits payable at age 65 to participants who retire at age 65, calculated on the basis of straight life annuity, are illustrated in the following table:

                               PENSION PLAN TABLE

AVERAGE OF HIGHEST ANNUAL        ESTIMATED MAXIMUM ANNUAL RETIREMENT
  SALARY (REMUNERATION)            BENEFITS BASED ON SERVICE YEARS
    FOR 3 CONSECUTIVE        -----------------------------------------------------
  YEARS OF THE LAST 10         15         20         25         30         35
- -------------------------    ------     ------     ------     ------     -------
         125,000             26,307     35,076     43,846     52,615      61,384
         150,000             31,932     42,576     53,221     63,865      74,509
         175,000             37,182     49,701     62,221     74,740      87,259
         200,000             42,432     56,826     71,221     85,615     100,009
         225,000             47,682     63,951     80,221     96,490     112,759
         250,000             48,516     65,084     81,651     98,218     114,785
         300,000             48,516     65,084     81,651     98,218     114,785
         400,000             48,516     65,084     81,651     98,218     114,785
         450,000             48,516     65,084     81,651     98,218     114,785
         500,000             48,516     65,084     81,651     98,218     114,785

  For 1994, $118,800 is the maximum benefits allowable under the retirement plans prescribed by Section 415 of the Internal Revenue Code. The 1995 maximum is $120,000.

  IS Utilities Senior Executive Severance Agreements: Individual agreements providing for severance pay were entered into by IS Utilities and four senior executives, including Mr. Males. The benefits to be provided were generally as follows: a lump sum payment equal to the executives' salary for a payment period equal to the greater of 24 months, or one month multiplied by years of service with a limit of 30 months. Mr. Males's agreement provides for the greater of 24 months or the period between the date his employment terminates and January 28, 1996. In addition, each covered senior executive was entitled to continuation of life and health insurance coverage during the payment period and reimbursement of certain other expenses. No senior executive was terminated under these agreements. The only agreement still in effect is with Mr. Males.

  An individual will be deemed to be involuntarily terminated for reasons other than cause if he resigns after (A) a significant change in the nature or scope of the individual's authorities or duties from those commensurate with his position and authority immediately prior to the change in control; (B) a material adverse change in the individual's compensation or any of his benefits, in the aggregate, compared to his compensation and benefits, in the aggregate, immediately prior to the change in control; (C) the relocation of his office to a location more than 50 miles from the location of his office immediately prior to the change in control; or (D) the failure by IS Utilities to obtain a satisfactory agreement from any successor to assume and agree to perform the severance benefit agreement. In addition, an individual will be deemed to be involuntarily terminated for reasons other than cause if he resigns after a reasonable determination by him that, as a result of a change in control and in circumstances thereafter, he is unable to exercise the authorities, powers, functions or duties associated with his position and contemplated by the agreement.

EMPLOYMENT AGREEMENTS

  IE Industries Inc. and Iowa Electric Light and Power Company, the predecessor companies of IES Industries and IES Utilities Inc., entered into an employment agreement (the "Liu Agreement") with Lee Liu, which became effective July 1, 1991. The Liu Agreement provides that Mr. Liu shall be employed as President, Chief Executive Officer and Chairman of the Executive Committee of IES Industries and as Chief Executive Officer and Chairman of IES Utilities from July 1, 1991 until April 1995, which period shall be automatically extended unless at least six months prior to any expiration thereof either IES Industries or IES Utilities or Mr. Liu shall give notice that they do not wish to extend such time (the "Period of Employment"). To date, neither party has given such notice. The Liu Agreement also provides that he shall become Chairman of the Board at such time as C.R.S. Anderson ceases to serve in such position. This occurred on July 1, 1993. The Liu Agreement provides that Mr. Liu shall provide consulting services to the Company for three years (the "Period of Consulting") after the conclusion of the Period of Employment.

  During the Period of Employment, Mr. Liu will be paid a base annual salary of at least $275,000, and will be entitled to participate in all incentive compensation plans applicable to the positions he holds and all retirement and employee welfare benefit plans. During the Period of Employment, Mr. Liu's incentive compensation shall be at least equal to that paid to the Chairman of the Board of IES Industries.

  If Mr. Liu's employment is terminated without his consent by IES Industries or IES Utilities during the Period of Employment for other than an unremedied material breach or just cause or by his resignation if such resignation occurs after IES Industries fails to cause him to be employed in or elected to the positions specified in the Liu Agreement or after a material diminution in his duties, responsibilities or status, then Mr. Liu shall be entitled to an amount equal to the sum of his base annual salary as of the date of termination plus his average incentive compensation during the three years immediately preceding the date of termination multiplied by the number of years (and fractions thereof) then remaining in the Period of Employment. Mr. Liu also would be entitled to continued insurance coverages and an amount equal to the then present value of the actuarially determined difference between the aggregate retirement benefits actually to be received by him as of the date of termination and those that would have been received by him had he continued to be employed at the base salary in effect at termination through the expiration of the Period of Employment. All his shares of IES Restricted Stock would also vest at that time.

  During the Period of Consulting, Mr. Liu will make himself available for up to 30 days per year, report to the Chief Executive Officer of IES Industries and will earn an annual consulting fee equal to 13.33% of his highest annual base salary during his Period of Employment. If Mr. Liu's consulting services are terminated for reasons other than material breach or just cause, he will be entitled to a lump sum payment equal to the amount of the consulting fee he would otherwise have earned during the Period of Consulting.

CERTAIN SEC FILINGS

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than 10% of the registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Such officers, directors and Shareholders are required by SEC regulations to furnish the Company with copies of all such reports that they file.

  Based solely on a review of copies of reports filed with the SEC with respect to 1994 transactions and of written representations by certain officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

INDEPENDENT PUBLIC ACCOUNTANTS

  The Audit Committee recommended and the Board of Directors authorized the engagement of Arthur Andersen LLP as auditors for IES Industries and its subsidiaries for 1995. They have served as IES Industries' auditors for 1994 and for many prior years. The Board believes that because of the Audit Committee's direct and independent access to both the internal and independent auditors and the Audit Committee's overall responsibility for audit results and supervision of the auditors, the Audit Committee is best suited to select the independent auditor and approve audit arrangements. A representative of Arthur Andersen LLP will be in attendance at the Annual Meeting and will be available to respond to appropriate questions and to make a statement if he desires to do so.

SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

  Shareholder proposals for the 1996 Annual Meeting of IES Industries must be received at the offices of IES Industries no later than the close of business on November 21, 1995, for inclusion in the 1996 Proxy Statement and form of proxy.

                                    GENERAL

  A copy of the Annual Report of IES Industries, including financial statements for the fiscal year ended December 31, 1994, has been included in this mailing to Shareholders with this Proxy Statement.

  A copy of the Company's Annual Report on Form 10-K (excluding exhibits) for the year ended December 31, 1994, which is required to be filed with the Securities and Exchange Commission, will be made available to stockholders to whom this Proxy Statement is mailed, without charge, upon written request to the office of the Director, Shareholder Services, IES Industries Inc., 200 First Street S.E., Cedar Rapids, Iowa 52401.

                                        By Order of the Board of Directors

                                     [LOGO OF SIGNATURE OF STEPHEN W. SOUTHWICK]

                                        Stephen W. Southwick
                                        Secretary

Cedar Rapids, Iowa
March 20, 1995

                                                                       EXHIBIT A

                              IES INDUSTRIES INC.

                            LONG-TERM INCENTIVE PLAN

1. PURPOSE

  The purposes of the IES Industries Inc. Long-Term Incentive Plan ("Plan) are to:

    a. Provide incentives to key employees to perform in the best interests of the Company, its customers and its shareholders.

    b. Encourage key employees to increase their proprietary interest in IES Industries Inc. and thereby in their interest in the success of the Company and its shareholders.

    c. Provide a means of attracting and retaining a high quality of employees.

  To meet these purposes the Plan provides for the granting of nonqualified Stock Options, Stock Limited Stock Appreciation Rights and Performance Units, or any combination thereof.

2. DEFINITIONS

  The following definitions shall be applicable throughout the Plan:

    a. "Award" means award granted to any Key Employee in accordance with the provisions of the Plan in the form of Nonqualified Stock Options, Restricted Stock, Performance Units, Limited Stock Appreciation Rights or any combination thereof.

    b. "Award Agreement" means the written agreement evidencing each award granted to a Key Employee under the Plan.

    c. "Board" means the Board of Directors of the Company.

    d. "Change of Control" means the occurrence of the event defined in
  Section 11.

    e. "Committee" means the Compensation Committee of the Board or any such other committee as may be designated by the Board to administer the Plan, the membership of such committee as may be designated by the Board to administer the Plan, the membership of such committee not being less than three members of the Board, all of whom are disinterested persons as defined by Section 16(b) of the Securities Exchange Act of 1934 and Rules thereunder.

    f. "Company" means IES Industries Inc. and any subsidiary thereof unless otherwise stated to mean only IES Industries Inc., or only one of the subsidiaries of IES Industries Inc.

    g. "Date of Grant" means the actual date that Awards granted under the Plan are approved by the committee.

    h. "Disability" means total disability as defined in the Company's long-term disability plan.

    i. "Fair Market Value" means, as of any date, the composite closing price for one share of Stock on the New York Stock Exchange, or, if no sales of Stock have taken place on such date, the composite closing price on the most recent date on which selling prices were quoted, the determination to be made in the discretion of the Committee.

    j. "Key Employee" means an employee (including any officer or director who is also an employee) of the Company who, in the judgment of the Committee, functions in a capacity which can considerably impact Company performances.

    k. "Limited Stock Appreciation Right" means a Stock appreciation right which shall become exercisable automatically upon the occurrence of a Change of Control as described in Section 11 of the Plan.

    l. "Option" means a nonqualified stock option awarded under Section 7 of the Plan.

    m. "Performance Unit" means a performance unit awarded under Section 9 of the Plan.

    n. "Performance Objective" shall mean the performance criteria or combination of factors as determined by the Committee under Section 9.

    o. "Plan" means the IES Industries Inc. Long-Term Incentive Plan.

    p. "Restricted Stock" means Stock awarded under Section 8 of the Plan subject to such restrictions as the Committee deems appropriate.

    q. "Retirement" means normal or early retirement from the Company as defined in the Company's retirement plan.

    r. "Stock" means the common stock of IES Industries Inc.

3. ADMINISTRATION

  The Plan shall be administered by the Committee. No member of the Committee shall be eligible to receive an Award under the Plan, or awards or grants under any other stock benefit plan of the Company or its affiliates or shall have been eligible to receive an Award under the Plan or any other stock benefit plan of the Company or its affiliates at any time within one year immediately preceding the member's appointment to the Committee. Subject to the provisions of the Plan, the Committee shall have exclusive power to:

    a. Select employees to participate in the Plan.

    b. Determine the amount and type of Awards to be made.

    c. Determine the time(s) when Awards will be made and the times and conditions to which payment of Awards may be subject.

  The Committee shall have full power, discretion and authority to interpret, construe and administer the Plan. The Committee's decisions regarding Awards need not be uniform and may be made selectively among Key Employees. The Committee's interpretation of the Plan or any Awards granted under the Plan and all decisions and determinations by the Committee with respect to the Plan shall be final, binding and conclusive on all parties.

4. SHARES SUBJECT TO THE PLAN

  The aggregate of shares of Stock which may be awarded under the Plan or subject to purchase by exercising Options shall not exceed 600,000 shares. Such shares of Stock shall be authorized and unissued shares, Treasury shares or shares purchased on the open market or by private purchase at prices no higher than the Fair Market Value at the time of purchase. If, for any reason, any shares of Stock awarded or subject to purchase by exercising an Option under the Plan are not delivered or are reacquired by IES Industries Inc. for reasons including, but not limited to, a forfeiture of Restricted Stock or termination, expiration, or cancellation of an Option, such shares of Stock shall again become available for Award under the Plan.

5. EFFECTIVE DATE AND TERM OF THE PLAN

  The 1987 Plan went into effect on January 1, 1987 and expires on December 31, 1996. Subject to the approval of the amendment of this Plan by a majority of the Shareholders of the Company at the 1995 Annual Meeting of Shareholders, the Plan shall continue to be in effect as of January 1, 1997 and will expire on December 31, 2006. Subject to the provisions of Section 13, Awards may be made as provided herein for a period of ten years. The Plan shall continue in effect until all matters relating to the payment of Awards and administration of the Plan have been settled.

6. GRANT OF AWARDS

  Each Award granted under the Plan shall be evidenced by a written Award Agreement. Such agreement shall be subject to and incorporate the express terms and conditions, if any, required under the Plan or required by the Committee.

7. STOCK OPTIONS

  The Committee shall authorize the granting of one or more options to any Key Employee. Each Option granted shall be subject to the following conditions:

    a. Option Term: The Option awarded may be exercised at such times and subject to such conditions as determined by the Committee; provided, however, that no Option shall be exercisable after ten years from the Date of Grant.

    b. Option Price: The Option price per share shall be determined by the Committee at the time such Option is awarded and shall not be less than the Fair Market Value of one share of Stock on the Date of Grant.

    c. Exercise: The purchase price of the shares of stock as to which an Option shall be exercised shall be paid to the Company at the time of exercise either in cash or Stock already owned having a total Fair Market Value equal to the option price at the time the Option is exercised.

    d. Termination: In the event that a Key Employee to whom an Option has been awarded terminated employment for any reason other than death, Disability, Retirement, or a termination associated with a Change of Control as described in Section 11, such Option shall be canceled coincident with the effective date of termination. In the event that a Key Employee to whom an Option has been awarded terminates by reason of death, Disability or Retirement, such Option may be exercised for a period of one year after the date of termination; however, in no event beyond the expiration date noted in the Award Agreement.

    e. Options shall not be transferable by an employee except by will or the laws of descent and distribution and shall be exercisable during the employee's lifetime only by the Key Employee to whom such Options were granted.

    f. Notwithstanding any other provisions, any Option which has not expired under its term and is held by a Key Employee at the time of a Change of Control shall be exercisable as of the date of such Change of Control.

8. RESTRICTED STOCK

  The Committee shall authorize the granting of Restricted Stock Awards to any Key Employee.

    a. At the time the Restricted Stock Award is made, the Committee shall establish a restriction period (after which restrictions will lapse) which shall mean a period commencing on the Award Date of Grant and ending on such date as the Committee shall determine (the "Restriction Period"). The Committee may provide for the lapse of restrictions in installments where it deems appropriate; further, each Restricted Stock Award may have a different Restriction Period.

    b. Except when the Committee determines otherwise, pursuant to Paragraph
  (d) of this Section, if a Key Employee to whom an Award has been made terminates employment with the Company for any reason before the expiration of the Restriction Period, all shares of Restricted Stock still subject to restriction shall be forfeited and shall be reacquired by the Company.

    c. No shares of Restricted Stock awarded shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Restriction Period except that such Restricted Stock may be bequeathed in a testamentary will or by designating a beneficiary pursuant to the Plan during the Restriction Period.

    d. In cases of death, Disability, Retirement, or in cases of special circumstances, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of the Company, elect to waive any or all remaining restrictions with respect to a Key Employee's Restricted Stock.

    e. Notwithstanding any other provisions, all restrictions on any Restricted Stock Award shall lapse immediately upon a Change of Control as described in Section 11.


    f. Each Restricted Stock Award shall be evidenced by an Award Agreement which shall define the Restriction Period and contain such terms and conditions as the Committee shall require.

    g. As soon as practicable after the Award of Restricted Stock, the Company shall cause to be issued a Stock certificate, registered in the name of the Key Employee to whom such Award has been made, evidencing the Restricted Stock Award. Unless such certificate is deposited with a custodian pursuant to Paragraph (h) of Section 8, each such certificate shall bear the following legend:

    "The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture and restrictions against transfer) contained in the IES Industries Inc. Long-Term Incentive Plan and an Award Agreement entered into between the registered owner of such shares and IES Industries Inc. A copy of the Plan and Award Agreement is on file in the office of the Secretary of IES Industries Inc., 200 First Street, S.E., Cedar Rapids, Iowa 52401.

  Such legend shall not be removed from any Stock certificate evidencing such Restricted Stock until the lapse of restrictions.

    h. As an alternative to delivering a Stock certificate pursuant to Paragraph (g) of Section 8 and in lieu of the legend, any certificate in respect of an Award of Restricted Stock may be deposited by the Company with a custodian to be designated by the Company. The Company shall cause the custodian to issue the Key Employee a receipt evidencing any Stock held by its registered in the name of the Key Employee.

    i. Upon delivery of Restricted Stock to the Key Employee (or the custodian, if any) as a Restricted Stock Award, the Key Employee shall, except as set forth in Paragraph (c) of Section 8, have all of the rights of a shareholder with respect to the Restricted Stock, including the right to vote the shares of Restricted Stock and receive all dividends or other distributions paid or made with respect to the Restricted Stock.

    j. Each Key Employee shall agree at the time of a Restricted Stock Award, and as a condition thereof, the Key Employee will not in the year in which the Award is made, make any election under Section 83(b) of the Internal Revenue Act of 1986, as amended, to include in gross income the value of any Restricted Stock at the Date of Grant. If the Key Employee makes such an election, all Restricted Stock awarded to such Key Employee shall be forfeited.

9. PERFORMANCE UNITS

  Subject to the provisions of the Plan, the Committee shall be authorized to make awards of Performance Units. In this capacity, the Committee shall:

    a. Determine and designate from time to time those Key Employees to whom Awards of Performance Units shall be made.

    b. Determine the Performance Period (the "Performance Period") applicable to such Awards. The Performance Period shall not be less than two years. Performance Periods may overlap and Key Employees may participate simultaneously with respect to Performance Units for which different Performance Periods are prescribed.

    c. Determine the Performance Objectives of Awards of Performance Units. Performance Objectives may vary from Key Employee to Key Employee and between groups of Key Employees and shall be based upon such performance criteria or combination of factors as the Committee may deem appropriate, including, but not limited to, measures of financial and/or operating performance as defined internally or in comparison to other companies. If during the course of a Performance Period, there shall occur significant events which the Committee expects to have a substantial effect on the applicable Performance Objectives during such period, the Committee may revise such Performance Objectives.

    d. At the beginning of a Performance Period the Committee shall determine the number of Performance Units to be awarded. Further, the Committee shall define the value of such Performance Units which shall be paid if the Performance Objectives are met in whole or in part, or exceeded.

    e. At the end of the Performance Period the Performance Units will be paid in cash, Stock, Restricted Stock or any combination thereof as the Committee shall determine appropriate.

    f. If a Key Employee terminates employment during a Performance Period because of death, Disability, Retirement, Change of Control or under circumstances where the Committee in its sole discretion finds that a waiver would be in the best interest of the Company, that Key Employee may, as determined by the Committee, be entitled to a payment of Performance Units at the end of the Performance Period based upon the extent to which the Performance Objectives were satisfied at the end of such period and prorated for the portion of the Performance Period during which the Key Employee was employed; provided, however, the Committee may provide for an earlier payment in settlement of such Performance Units in such amount and under such terms and conditions as the Committee deems appropriate or desirable. If a Key Employee terminates employment during a Performance Period for any other reason, then such Key Employee shall not be entitled to any Award with respect to that Performance Period unless the Committee shall determine otherwise.

10. LIMITED STOCK APPRECIATION RIGHTS

  The Committee shall be authorized to grant Limited Stock Appreciation Rights to Key Employees subject to Plan provisions. The exercise price of a Limited Stock Appreciation Right shall equal the Fair Market Value for a share of Stock on the date the Award is made.

    a. A Limited Stock Appreciation Right may be exercised during a period of six months following a Change of Control as defined by the Company in
  Section 11.

    b. Upon exercise of a Limited Stock Appreciation Right the Key Employee shall receive, for each Limited Stock Appreciation Right awarded, a payment in cash equal to the difference between the exercise price and the greater of:

      (1) the highest price per share of common stock paid in connection with the Change of Control; or

      (2) the highest price per share of common stock during the 60 day period prior to the Change of Control.

    c. If a Key Employee to whom one or more Limited Stock Appreciation Rights have been awarded terminates employment for any reason prior to a Change of Control, all such Limited Stock Appreciation Rights shall be canceled coincident with the date of termination.

11. CHANGE OF CONTROL

  For the purpose of this Plan, a Change of Control shall mean a business combination as defined by the Eighth Article in the Company's Restated Articles of Incorporation as approved by the Company's Shareholders. If subsequently, the Articles of Incorporation are amended to delete or change the Eighth Article, then as defined in Exhibit A to the Long-Term Incentive Plan of 1987.

12. GENERAL

  a. Government and other regulations. The obligation of the Company to make payment of Awards in Stock or otherwise shall be subject to all applicable laws, rules and regulations, and to such approvals by governmental agencies as may be required. The Company shall be under no obligation to register under the Securities Act of 1933, as amended ("Act") any of the shares of Stock paid under the Plan. If the shares paid under the Plan may in certain circumstances be exempt from registration under the Act, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

  b. Tax withholding. The Company shall have the right to deduct from all Awards paid in cash any federal, state or local taxes as required by law to be withheld with respect to such cash payments and, in the case of Awards paid in Stock, the Key Employee or other person receiving such Stock will be required to pay to the Company the amount of any such taxes which the Company is required to withhold with respect to such Stock.

  c. Claim to Awards and employment rights. No employee or other person shall have any claim or right to be granted an Award under the Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company.

  d. Beneficiaries. Any payment of Awards due under this Plan to a deceased participant shall be paid to the beneficiary designated by the participant and filed with the Committee. If no such beneficiary has been designated or survives the participant, payment shall be made to the participant's heirs under his will, or if there shall be no will, to his heirs under the laws of descent and distribution. A beneficiary designation may be changed or revoked by a participant at any time provided the change or revocation is filed with the Committee.

  e. Nontransferability. A person's rights and interest under the Plan, including amounts payable, may not be assigned, pledged, or transferred except, in the event of an employee's death, to a designated beneficiary as provided in the Plan, or in the absence of such designation, by will, or if there be no will, under the laws of descent and distribution.

  f. Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reasons of any action or failure to act under the Plan and against and from any and all amounts paid by him in satisfaction of judgment in any such action, suit, or proceeding against him. He shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

  g. Reliance on reports. Each member of the Committee and each member of the board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountant of the Company and upon any other information furnished in connection with the Plan by any person other than himself. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if done in good faith.

  h. Relationship to other benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company.

  i. Expenses. The expenses of administering the Plan shall be borne by the Company.

  j. Pronouns. Masculine pronouns and other words of masculine gender shall refer to both men and women.

  k. Titles and headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of conflict, the text of the Plan, rather than such titles or headings, shall control.

13. CHANGES IN CAPITAL STRUCTURE

  Options, Limited Stock Appreciation Rights, Restricted Stock Awards and any agreements evidencing such Awards shall be subject to adjustment by the Committee as to the number and price of shares of Stock or other considerations subject to such Awards in the event of changes in the outstanding Stock by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the Date of Grant of any such Option or Awards. In the event of any such change in the outstanding Stock, the aggregate number of shares available under the Plan shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

14. AMENDMENTS AND TERMINATION

  The Board may at any time terminate the Plan or, with the expressed written consent of an individual participant, cancel or reduce or otherwise alter his outstanding Awards thereunder if, in its judgment, the tax, accounting, or other effects of the Plan or potential payouts thereunder would not be in the best interest of the Company. The Board may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part, provided, however, that without further shareholder approval the Board shall not:

    a. Increase the maximum number of shares which may be issued on exercise of Options, Limited Stock Appreciation Rights, or pursuant to Restricted Stock Awards or Performance Unit Awards, except that the Board may exercise powers delegated to the Committee as provided in Section 12.

    b. Change the minimum Option price.

    c. Extend the maximum Option term.

    d. Extend the termination date of the Plan.

    e. Materially modify the requirements as to eligibility for participation in the Plan.

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

1. THE ELECTION OF DIRECTORS:

                  AGAINST
      FOR ALL       ALL       EXCEPTIONS
        [_]         [_]          [_]

2. AMEND THE LONG TERM INCENTIVE PLAN:

        FOR       AGAINST      ABSTAIN
        [_]         [_]          [_]

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE FOLLOWING:

NOMINEES: C.R.S. Anderson; J. Wayne Bevis; Dr. George Daly;
Blake O. Fisher, Jr.; G. Sharp Lannom, IV; Lee Liu; Jack R. Newman; Robert D. Ray; David Q. Reed; Henry Royer; Robert W. Schlutz;
Anthony R. Weiler.

EXCEPTIONS:

To withhold authority to vote for any particular nominee write the nominee's name(s) on the line(s) below.

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     If you have noted comments on the other side of the card mark here. [_]

    Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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SIGNATURE(S)                                               DATE

                              IES INDUSTRIES INC.
                           PROXY/DIRECTION CARD FOR
                        ANNUAL MEETING ON MAY 16, 1995
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THIS PROXY/DIRECTION IS SOLICITED BY THE BOARD OF DIRECTORS OF IES INDUSTRIES
INC. ("IES INDUSTRIES").
The undersigned hereby appoints Henry Royer, David Q. Reed, and Robert W. Schlutz, jointly and severally with full power of substitution, to vote all shares of common stock which the undersigned holds of record and is entitled to vote at the Annual Meeting of Shareholders to be held at the Collins Plaza Hotel, 1200 Collins Road N.E., Cedar Rapids, Iowa, on the 16th day of May, 1995 at 2:00 p.m. (CDT), or any adjournment thereof. All SHARES VOTABLE INCLUDE SHARES HELD OF RECORD BY THE ADMINISTRATOR FOR THE PARTICIPANTS IN THE IES INDUSTRIES DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN, EMPLOYEE STOCK PURCHASE PLAN, BONUS STOCK OWNERSHIP PLAN, EMPLOYEE STOCK OWNERSHIP PLAN AND EMPLOYEE SAVINGS PLAN. SHARES WILL BE VOTED IN THE MANNER SPECIFIED BY THE UNDERSIGNED AND IN THE DISCRETION OF THE PERSONS NAMED ABOVE OR SUCH ADMINISTRATOR ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED BY THE PERSONS NAMED ABOVE OR SUCH ADMINISTRATOR FOR ALL NOMINEES TO THE BOARD OF DIRECTORS AND FOR AMENDING THE LONG TERM INCENTIVE PLAN. The following space is provided for comments. Please mark the comments box on the reverse side if you use this space.

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                 (continued and to be signed on reverse side)